SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: March 21, 2003

Commission File Number	Exact Name of Registrant as specified in its charter	State or other Jurisdiction of Incorporation	IRS Employer Identification Number
_____________	_____________	_____________	_____________
333-66032	PG&E National Energy Group, Inc.	Delaware	94-3316236

PG&E National Energy Group, Inc. 7600 Wisconsin Avenue Bethesda, Maryland

(Address of principal executive offices) (Zip Code)

(301) 280-6800

(Registrant's telephone number, including area code)

Item 5. Other Events

Shaw Litigation

            On March 16, 2003, The Shaw Group Inc. (Shaw) provided a notice of termination of each of the engineering, procurement and construction contracts for PG&E National Energy Group, Inc.'s (PG&E NEG) Covert and Harquahala generating projects. Covert, owned by Covert Generating Company, LLC (Covert), is a 1,170-megawatt plant in Covert, Michigan, with about 84 percent of construction complete. Harquahala, owned by Harquahala Generating Company, LLC (Harquahala) is a 1,092-megawatt plant in Tonopah, Arizona, with about 88 percent of the construction complete.  The equity in Covert and Harquahala is owned by GenHoldings I, LLC (GenHoldings), a subsidiary of PG&E NEG.  GenHoldings entered into a credit agreement to fund construction and operation of the Covert and Harquahala projects as well as other projects. GenHoldings' loans are secured by these projects.  PG&E NEG has previously issued a guarantee to Shaw for NEG Construction Finance Company, LLC's (CFC) cost sharing arrangements with Shaw related to the Covert and Harquahala project cost overruns of up to $50 million per project.  In addition, PG&E NEG has issued guarantees in favor of the GenHoldings lenders up to $555 million that guarantee the completion dates and certain payment obligations regarding the Covert and Harquahala projects.

            As previously disclosed, in October 2002, GenHoldings defaulted under the credit facility by failing to make required equity contributions.  Although PG&E NEG has guaranteed GenHoldings' obligation to contribute equity of up to $355 million, PG&E NEG notified the lenders that it would not pay such amounts.  PG&E NEG's guarantee of GenHoldings' equity commitment remains outstanding. By letter dated October 16, 2002, Shaw alleged that in light of this default, it was entitled to adequate assurance of payment under its contracts.

            On December 13, 2002, Shaw filed complaints in the United States District Court for the District of Delaware against PG&E NEG, CFC, Covert and Harquahala, alleging that the claimed failure to provide Shaw adequate assurance of payment constituted a default under the contracts. PG&E NEG believes that Shaw is not entitled to adequate assurances as a matter of law and that, in any case, the credit arrangements which became effective on December 23, 2002, by which GenHoldings' lenders waived the default and agreed to provide funds to complete construction, are sufficient to provide Shaw adequate assurances.   On March 13, 2003, Shaw dismissed the litigation without prejudice, thus reserving its right to assert the same claims in the same or another court.  On March 18, 2003, PG&E NEG, CFC, Covert, Harquahala, and Societe Generale, the administrative agent of the GenHoldings' lenders' group, petitioned the Court to vacate Shaw's dismissal.

            On March 18, 2003, Covert and Harquahala notified Shaw that its notice of termination was wrongful and constituted a material breach of, and an event of abandonment under, the construction contracts.  Later that same day, Societe Generale filed a complaint for damages against Shaw for its wrongful notice of termination in the United States District Court for the District of Delaware.

            PG&E NEG and the lenders are in discussions with Shaw concerning these matters.

Sale of ET Canada

            On March 18, 2003, PG&E Energy Trading-Gas Corporation (ET-Gas), a subsidiary of PG&E NEG, sold 100% of the stock of PG&E Energy Trading, Canada Corporation (ET Canada) to Seminole Canada Gas Company, a Nova Scotia unlimited liability company (Seminole).    Seminole transferred approximately $86 million at closing toET-Gas and several of its affiliates, representing the purchase price and the return of collateral posted by ET-Gas and ET Canada to support ET Canada's energy trading transactions, plus interest.  Most of the proceeds will be used to repay principal and interest of an outstanding loan of $76 million to another affiliate.

            Seminole has also agreed within 30 days after the closing to replace certain letters of credit issued to support ET Canada's energy trading transactions and to obtain the release of ET-Gas and its affiliates, including PG&E Gas Transmission, Northwest Corporation and PG&E NEG from obligations under guarantees issued for the same reasons.  Seminole has indemnified ET-Gas for any liability under the letters of credit or the guarantees. As previously disclosed, in the fourth quarter of 2002, PG&E NEG recorded a $25 million pre-tax loss, with no tax benefits associated with the loss, on the disposition of ET Canada.
SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PG&E NATIONAL ENERGY GROUP, INC.

By: /s/ THOMAS E. LEGRO

THOMAS E. LEGRO Vice President and Chief Accounting Officer

Date: March 21, 2003